EXHIBIT 10.1
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                              EMPLOYMENT AGREEMENT

     This Employment Agreement made as of September 1, 1993 is between CAS Medical Systems, Inc. ("CAS") and Louis P. Scheps ("Mr. Scheps") and sets forth the terms upon which CAS has agreed to employ Mr. Scheps and he has agreed to be employed.

     1.Term and Scope of Employment Agreement. Mr. Scheps hereby agrees to serve as President and Chief Executive Officer of CAS at least through August 31, 1996 and CAS agrees to employ him at least through that date as President and Chief Executive Officer of the corporation. Mr. Scheps further agrees to serve at least through August 31, 1996 as a director of the corporation, and, if requested to do-so by the Board of Directors of the corporation, to serve as an officer or director of'any subsidiary of the corporation, in every case without additional compensation. Mr. Scheps agrees to devote all of his business time to the affairs of the corporation and its subsidiaries and have no outside activities which might conflict with, detract from, or interfere with the best interests of the corporation.

     2.Compensation. As compensation for his services Mr. Scheps shall be paid an annual salary of $150,000. In each year of employment the Compensation Committee of the corporation shall review Mr. Scheps' compensation and the results of operations to determine if he shall be paid a personal bonus, or increase in compensation. Any increase or bonus shall be based upon all the circumstances prevailing and shall boa in the sole discretion of the corporation. Payment of compensation to Mr. Scheps shall be made by the corporation at monthly or more frequent intervals.

     Mr. Scheps shall be entitled to the normal fringe benefits that from time to time are made available to the senior management of the corporation. Mr. Scheps shall be entitled to the payment or reimbursement of customary and appropriate travel and business entertainment expenses.

     3.Termination of Employment by Death or Disability. In the event of Mr. Scheps' death or disability during the term of this Agreement, this Agreement shall be terminated. For purposes of this Agreement, disability shall mean that due to injury or illness Mr. Scheps becomes unable to perform generally his executive duties and such inability is expected to continue for a period of 6 months or longer. In the event the Compensation Committee determines in good faith on reasonable grounds that such disability has occurred it may terminate this Agreement as of such date. The corporation shall continue its present or comparable disability insurance contracts during the term of this Agreement.

     4.Inventions and Shop Rights. For the purpose of this Agreement, "Inventions" means discoveries, concepts, and ideas, whether patentable or not, concerning any present or prospective activities of the corporation with respect to Inventions made or conceived by Mr. Scbeps whether or not during the hours of his employment or with the use of the corporation's facilities, materia1s, or personnel, either solely or jointly with others, during his employment by the corporation

          a. Mr. Scheps shall inform the corporation promptly and fully of such Inventions and upon request submit a written report setting forth in detail the procedures employed and the results achieved;

          b. Mr. Scheps shall apply, at the corporation's request and expense, for United States and foreign letters patent as the corporation shall desire;

          c. Mr. Scheps hereby assigns and agrees to assign to the corporation all of his rights to such Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Inventions;
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EXHIBIT 10.1 continued

          d. Mr. Scheps shall acknowledge and deliver promptly to the corporation without charge to the corporation but at its expense, such written instruments and do such other acts, such as giving testimony and support of his inventorship, as may be necessary in the opinion of' the corporation to obtain and maintain United States and/or foreign letter patent and to vest the entire right and title thereto in the Employer;

          e. The corporation shall also have the royalty-free right to use in its business, and to make, use and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas whether or not patentable, including but not limited to processes, methods, formulas, and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined herein but which are conceived or made by Mr. Scheps during the hours which he is employed by the corporation or with the use or assistance of the corporation's facilities, materials, or personnel.

     5.The corporation shall continue to maintain at its expense a life insurance policy naming Mr. Scheps as the insured party in the amount of not less than $250,000. Mr. Scheps shall have the right to select the beneficiary of such policy. Such policy will be in addition to any insurance policy naming Mr. Scheps as the insured party the corporation maintains wherein the corporation is named as the sole beneficiary.

     6. The corporation shall continue to provide at its expense medical, dental and hospitalization insurance for Mr. Scheps and his dependents in amounts and on terms no less favorable than that presently provided to him.

     IN WITNESS WHEREOF, the parties have executed this Agreement.



CAS MEDICAL SYSTEMS, INC.




/s/ Stanley D. Josephson                      /s/ Louis P. Scheps
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Stanley D. Josephson                          Louis P. Scheps
Secretary